UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.   20549

                                  FORM 11-K

           FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
             AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


[X] ANNUAL REPORT PURSUANT TO SECT. 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended                   December 31, 1993

                                     OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                        to

Commission file number




               THE L.S.STARRETT COMPANY 401(k) STOCK SAVINGS PLAN
       (Full title of the plan and address if different from issuer below)

 THE L.S.STARRETT COMPANY, 121 CRESCENT STREET, ATHOL, MASSACHUSETTS 01331-1915
       (Name of issuer of the securities held pursuant to the plan and address of principal executive offices)


                  CONTENTS (the following have been filed
                      on paper under cover of Form SE)
                                                                      Page Nos

Financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA for the
     calendar years 1993 and 1992                                       2-11

Independent auditors' consent                                            12


                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                              THE L.S.STARRETT COMPANY 401(k) STOCK SAVINGS PLAN
                                                  (Name of Plan)


      June 21, 1994                       S/ROGER WELLINGTON JR.
       (date)                           Roger Wellington Jr., Trustee

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